UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting

of Shareholders and

2018 Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone,

or by signing, dating, and returning the enclosed proxy card

March 27, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda on Wednesday, May 2, 2018 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

Wednesday, May 2, 2018 at 8:30 a.m. local time

AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

1.	To elect the two Class I Directors listed herein to hold office until 2021;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm;
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 8, 2018

By Order of the Board of Directors,

Conrad D. Brooks

Corporate Secretary

March 27, 2018

This Notice of Annual General Meeting of Shareholders and Proxy Statement are being distributed or made available, as the case may be, on or about March 27, 2018. The Proxy Statement, the 2017 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2017 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

Notice of Annual General Meeting Of Shareholders DATE AND TIME PLACE ITEM OF BUSINESS RECORD DATE

PROXY STATEMENT SUMMARY

AXIS Capital Holdings Limited 2018 Annual General Meeting	Wednesday, May 2, 2018

8:30 a.m. local time

AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Directions to the 2018 Annual General Meeting may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

Agenda	1.	The election of the two nominees for Class I Directors as identified in this proxy statement.

2.	The approval, by non-binding vote, of the compensation paid to our named executive officers.

3.	To appoint Deloitte Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

4.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxies Solicited By	The Board of Directors of AXIS Capital Holdings Limited.

First Mailing Date	We anticipate mailing the proxy statement on March 27, 2018.

Record Date	March 8, 2018. On the record date, there were 83,518,557 outstanding common shares entitled to vote at the meeting.

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Majority Vote Standard	Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, the proposal to appoint Deloitte as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte.

The affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte.

In determining whether: (i) a director nominee has been elected by the shareholders; (ii) the compensation paid to our named executive officers

PROXY STATEMENT SUMMARY 1

has been approved; and (iii) the appointment of Deloitte has been approved, abstentions and “broker non-votes” (if applicable) will have no effect on the outcome of any of these proposals because such shares are not considered votes cast.

We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Proxies	We will vote signed returned proxies “FOR” (i) the election of each of the two nominees for Class I director; (ii) the approval, by non-binding vote, of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte, unless you vote differently on the proxy card.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

2017 Company Financial Performance	2017 net income available to common shareholders was ($416 million) and non-GAAP operating return on average common equity (“OROACE”)[1] was (5.4%), as compared to $465 million and 7.9%, respectively, in 2016.

During 2017, we returned $418 million to shareholders, through $132 million in reinvested dividends and $286 million in share repurchases. Since our 2003 initial public offering, the Company has repurchased approximately 112 million shares for a total of $4.4 billion.

The quarterly dividend was increased by 3% in December 2017 to $0.39 per share, representing the fourteenth consecutive annual dividend increase since we declared our first dividend following our initial public offering.

Diluted book value per common share (“DBVPS”) rose at an annual compounded rate of 9.6% from 2002 through 2017 and diluted book value per common share, adjusted for accumulated dividends declared, increased at a 11.2% annual compounded rate for the same period.

Executive Compensation Program	Key Features

•	OROACE and growth in DBVPS adjusted for dividends are the Company financial metrics used for evaluating cash bonus awards and equity awards, respectively;

•	2014 Annual Incentive Plan incorporates a business unit financial metric further enhancing the correlation between executive pay and performance;

•	Equity targets are based on target dollar amount, not a fixed number of shares or units, allowing for closer targeting of market pay levels;

•	Equity grants for our named executive officers (“NEOs) and other senior executives are split evenly between performance-vesting and time-vesting awards;

[1]	OROACE is calculated by dividing non-GAAP operating income for the year by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the year. OROACE is a non-GAAP financial measure, as defined in Item 10(e) SEC Regulation S-K. Refer to ‘Non-GAAP Financial Measures’ in the Company’s Form 10-K for the year ended December 31, 2017 for additional information and a reconciliation to the nearest GAAP financial measure (ROACE).

2 PROXY STATEMENT SUMMARY

•	Stock ownership guidelines apply to the Company’s senior officers and directors, in order to encourage a long-term focus in managing the Company;

•	Employment agreements for our NEOs do not have excise tax gross-up provisions and limit perquisites;

•	Executive compensation recoupment, or “clawback”, policy allows us to recoup compensation paid to our NEOs under certain circumstances;

•	Insider trading policy prohibits all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations;

•	Equity award agreements have “double-trigger” provisions, which provide for accelerated vesting of awards due to a change of control only if either AXIS terminates the executive’s employment without cause or the executive terminates his or her employment for good reason within two years following a change of control; and

•	Equity awards for staff (excluding NEOs and senior executives) are generally settled 50% in cash at vesting in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

Corporate Governance Highlights	Corporate Governance continues to be an area of significant focus for our Board. In order to ensure that our corporate governance framework enables our Board to oversee the operation and strategic direction of our Company and carry out its responsibilities to shareholders, we regularly engage with our shareholders as well as governance organizations. These interactions help us to review our corporate governance principles and practices to ensure that they are appropriate in light of emerging practices and reflect our strong commitment to good corporate governance. Our current practices include the following, many of which are discussed in further detail throughout this proxy statement:

•	Majority vote standard for election of directors

•	No stockholder rights plan (“poison pill”)

•	Independent lead director

•	No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly-held corporations

•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

•	Shareholder engagement

•	Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

•	Regular Board and Committee self-evaluation process

Prompt return of your proxy will help reduce the costs of resolicitation.

PROXY STATEMENT SUMMARY 3

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class I director expires at this year’s Annual General Meeting to be held on May 2, 2018; the term of office for each Class II director will expire at the Company’s Annual General Meeting in 2020; and the term of office for each Class III director will expire at the Company’s Annual General Meeting in 2019. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Two Class I directors are to be elected at the meeting to hold office until the Company’s Annual General Meeting in 2021. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management.

As compared with an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Committee carefully considers are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth in “Director Nominees” and “Directors Continuing in Office” below. In particular, the Board considered the following:

•	Mr. Benchimol’s 36 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer;

•	Mr. Butt’s 51 years of insurance industry experience and expertise;

•	Mr. Davis’s distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisitions arena;

4 PROPOSAL 1. ELECTION OF DIRECTORS

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•	Mr. Keane’s significant experience in banking and financial services, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations, acquisitions and management;

•	Mr. Smith’s background and extensive international banking experience, including his 31 year career with the Bank of Bermuda; and

•	Mr. Zeller’s extensive global insurance and reinsurance background, management experience and knowledge, including his experience as the Chairman of the Executive Board of Hannover Re.

In addition, in connection with the nominations of Messrs. Butt and Davis for election as directors at the 2018 Annual General Meeting, the Board considered their valuable contributions to the Company’s success during their term of Board service.

PROPOSAL 1. ELECTION OF DIRECTORS 5

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting.

Name	Age	Class	Position
Michael A. Butt	75	I	Chairman of the Board of Directors
Charles A. Davis	69	I	Independent Director

Michael A. Butt	Michael A. Butt has served as Chairman of the Board or a director since September 2002. Mr. Butt has over 50 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions toward the building of the Bermuda reinsurance industry.

Charles A. Davis	Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis is also a director of The Hershey Company and The Progressive Corporation.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

6 PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting.

Name	Age	Class	Position
Albert A. Benchimol	60	III	Chief Executive Officer and President
Robert L. Friedman	75	II	Independent Director
Christopher V. Greetham	73	III	Independent Director
Maurice A. Keane	76	III	Independent Director
Cheryl-Ann Lister	61	II	Independent Director
Thomas C. Ramey	74	II	Independent Director
Henry B. Smith	69	III	Independent Director
Wilhelm Zeller	73	II	Independent Director

Albert A. Benchimol	Albert A. Benchimol was appointed President and Chief Executive Officer of AXIS Capital Holdings Limited in May 2012 and has served as a director since January 2012. Mr. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011. He formerly served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.

Robert L. Friedman	Robert L. Friedman has served as a director since our inception. Since July 2012, Mr. Friedman has been a Senior Advisor of The Blackstone Group L.P. (“Blackstone”). From February 1999 to June 2012, he was a Senior Managing Director of that firm, and from January 2003 to August 2010 he was also its Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman is Chairman of the Board of Harrington Reinsurance Holdings Limited and serves as a director of YRC Worldwide Inc.

Christopher V. Greetham	Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, Mr. Greetham served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane	Maurice A. Keane has served as a director since September 2002. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He was a member of the National Pension Reserve Fund Commission from February 2007 until December 2014. He served as a director of Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation Limited) from the time of its nationalization in January 2009 until February 2013.

Cheryl-Ann Lister

Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she

PROPOSAL 1. ELECTION OF DIRECTORS 7

joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Legal Affairs on matters relating to anti-money laundering and anti-terrorism financing, is the Chairperson of the National Anti-Money Laundering Committee and serves as a director of FIL Limited.

Thomas C. Ramey	Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution. Mr. Ramey was formerly a Director of The Warranty Group, the International Insurance Society, the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare. He was also formerly a member of the Chongqing, China Mayor’s International Advisory Council.

Henry B. Smith	Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking.

Wilhelm Zeller	Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of EIS Group Ltd. and Willis Towers Watson.

8 PROPOSAL 1. ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

Corporate governance is an area of significant focus for our Board and is a critical component to our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓	Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.

✓	No “over-boarding”. None of our directors serve on the board of directors of more than three other publicly-held corporations.

✓	Shareholder engagement. We engage with our shareholders to better understand their perspectives.

✓	Regular Board and committee self-evaluation process.

✓	No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations.

✓	Independent lead director.
✓	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting.

✓	Majority independent Board. Our Board comprises all independent directors, except for our CEO and Chairman.

✓	Independent Audit, Compensation and Corporate Governance and Nominating Committees.

✓	Robust Code of Business Conduct. AXIS is committed to operating our business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE

Our Board currently consists of 10 directors, of whom eight are independent directors. The Board has affirmatively determined that each of Messrs. Davis, Friedman, Greetham, Keane, Ramey, Smith and Zeller and Ms. Lister is independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement and also is a consultant to us, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Charles A. Davis, the Board reviewed his current relationship with Stone Point and assets that we currently have under management with affiliates of Stone Point. The Board determined that neither of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman, Mr. Butt, received $500,000 in consulting fee payments in 2017 pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended. The consulting agreement was most recently amended on December 7, 2017 to extend the term of the agreement to the Company’s 2019 Annual General Meeting for an annual fee of $500,000.

Charles A. Davis is the Chief Executive Officer of Stone Point. In the ordinary course of business, we have contracted with SKY Harbor Capital Management, LLC, an affiliate of Stone Point, for asset management services for certain of our short duration high yield debt portfolios. In 2017, we paid $2,388,406 to SKY Harbor Capital Management, LLC. Additionally, we currently have $30 million committed to the NXT Capital Senior Loan Fund II and $30 million committed to the NXT Capital Senior Loan Fund III (the “NXT Funds”). The manager of the NXT Funds is an indirect subsidiary of NXT Capital Holdings, L.P. (“NXT Capital”). Stone Point, through an affiliated fund, owns approximately 42% of NXT Capital. During 2017, fees paid to NXT Capital totaled $859,509.

We also have $50 million committed to the Freedom Consumer Credit Fund, LLC Series B. The manager of this fund is Freedom Financial Asset Management, LLC (“Freedom”) which is an indirect subsidiary of Pantheon Partners, LLC (“Pantheon”). Stone Point owns a 14.5% interest in Pantheon through investment funds managed by Stone Point. During 2017, fees paid to Freedom totaled $1,140,380.

CORPORATE GOVERNANCE 9

Policies and Procedures for Transactions with Related Persons. We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

BOARD COMMITTEES

Our Board maintains Audit, Compensation, Corporate Governance and Nominating, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board within the meaning of the NYSE listing standards, applicable SEC regulations and our Corporate Governance Guidelines.

Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Executive	Independent Director
Albert A. Benchimol					Member	Member
Michael A. Butt						Member
Charles A. Davis				Chair	Member	Member	X
Robert L. Friedman				Member	Member		X
Christopher V. Greetham	Member	Member		Member	Chair		X
Maurice A. Keane	Member	Member	Member				X
Cheryl-Ann Lister			Chair		Member		X
Thomas C. Ramey	Chair	Member	Member				X
Henry B. Smith	Member	Chair	Member			Chair	X
Wilhelm Zeller				Member	Member		X
2017 Meetings	10	6	4	4	4	0

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE. For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “2017 Directors Annual Compensation” later in this proxy statement.

10 CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees, overseeing the annual evaluation of the Board and its committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE.

Finance Committee. The Finance Committee oversees the finance function of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and monitors our compliance with our aggregate risk standards and risk appetite. The Risk Committee also evaluates compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met nine (9) times during the year ended December 31, 2017. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors attended our 2017 Annual General Meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2017, as part of the agenda for each of the four regularly-scheduled Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

LEAD INDEPENDENT DIRECTOR

The Board believes that the role of Lead Independent Director enhances effective governance. Mr. Smith currently serves as Lead Independent Director. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties include:

•	providing input on meeting scheduling, agendas and information that is provided to the Board;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on a per request basis.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Benchimol serves as our

CORPORATE GOVERNANCE 11

Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2017, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the preceding year, the deadline for giving written notice of the submission to our Secretary will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

RISK GOVERNANCE AND RISK MANAGEMENT ORGANIZATION

The key elements of our governance framework, as it relates specifically to risk management, are described below.

Board of Directors’ Level

The Risk Committee of the Board assists the Board in overseeing the integrity and effectiveness of our enterprise risk management framework and ensuring that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk limits and receives regular reports from the Group Risk Management function (“Group Risk”) to ensure

12 CORPORATE GOVERNANCE

any significant risk issues are being addressed by management. The Risk Committee further reviews, with management and Internal Audit, general policies and procedures and satisfies itself that effective systems of risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves our annual Own Risk and Solvency Assessment report. The Risk Committee assesses the independence and objectivity of our Group Risk function, approves its terms of reference and reviews its ongoing activities. Following a recommendation by our Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk and Actuarial Officer. The Risk Committee meets with the Chief Risk and Actuarial Officer in separate executive session on a regular basis.

The Finance Committee of our Board oversees our investment of funds and adequacy of financing facilities. This includes approval of a strategic asset allocation plan.

The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee of the Board guidelines and policies regarding risk assessment and risk management across the AXIS group.

Group Executive Level

Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and sets limits across the group, with the objective of balancing return and risk. While the management Executive Committee is responsible overall for risk management, it has delegated some authority to the executive level Risk Management Committee.

The Risk Management Committee is responsible for overseeing the integrity and effectiveness of our enterprise risk management framework, and ensuring that our risk assumption and risk mitigation activities are consistent with that framework, including a review of the annual business plan relative to our risk limits. In addition to the Risk Management Committee, there is an established framework of separate, yet complementary, management committees and subcommittees which focus on particular aspects of enterprise risk management including the following:

•	The Investment and Finance Management Committee oversees our investment activities by, among other things, monitoring market risks, the performance of our investment managers and our asset-liability management, liquidity positions and investment policies and guidelines. The Investment and Finance Management Committee also prepares our strategic asset allocation and presents it to the Finance Committee of the Board for its approval.

•	The Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and approves reinsurance counterparties, as needed.

•	The Cyber Enterprise Product Board oversees and facilitates our risk framework for the identification, management, mitigation and measurement of cyber risk exposures. It facilitates the embedding of effective risk management practices for cyber exposures throughout the Company, based on currently available information.

•	The Internal Model Committee oversees our internal model framework, including the key model assumptions, methodology and validation framework.

•	The Operational Risk Committee oversees our operational risk framework for the identification, management, mitigation and measurement of operational risk and facilitates the embedding of effective operational risk management practices across our companies.

•	The Emerging Risks Committee oversees the processes for identifying, assessing and monitoring current and potential emerging risks.

Group Risk Management Organization

As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the “owner” of risk management processes and is responsible for managing our business within defined risk limits.

Our Chief Risk and Actuarial Officer reported to our Chief Executive Officer and the Chairman of the Board Risk Committee, leads our Group Risk function and is responsible for oversight and implementation of our enterprise

CORPORATE GOVERNANCE 13

risk management framework as well as providing guidance and support for risk management practices. Group Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee of the Board and the Risk Management Committee of our risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the group and operating entity level. Our Chief Risk and Actuarial Officer regularly reported risk matters to our Chief Executive Officer, management Executive Committee, Risk Management Committee and to the Risk Committee of the Board.

Internal Audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal Audit also provides independent assurance around the validation of our internal capital model and coordinates risk-based audits, compliance reviews and other initiatives to evaluate and address risk within targeted areas of our business.

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulation are observed and that we react appropriately to impending legislative and regulatory changes and applicable court rulings.

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines, along with our Code of Business Conduct and the charters of the committees of our Board of Directors, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

14 CORPORATE GOVERNANCE

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 8, 2018 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our NEOs

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Albert A. Benchimol	235,043	*
Michael A. Butt	973,038	1.2%
Charles A. Davis	34,063	*
Robert L. Friedman	59,248	*
Christopher V. Greetham	24,949	*
Maurice A. Keane	103,648	*
Cheryl-Ann Lister	29,199	*
Thomas C. Ramey	12,276	*
Henry B. Smith	50,605	*
Wilhelm Zeller	13,184	*
Christopher N. DiSipio	75,351	*
Jan Ekberg	18,943	*
Joseph C. Henry	88,064	*
John D. Nichols	27,145	*
Peter W. Wilson	27,348	*
All directors and executive officers as a group (17 persons)	1,686,395	2.0%
Other Shareholders
FMR LLC and related entities (2)	3,160,072	3.8%
Pzena Investment Management, LLC (3)	4,628,962	5.5%
BlackRock, Inc. (4)	6,210,023	7.4%
Vulcan Value Partners, LLC (5)	7,646,245	9.2%
The Vanguard Group (6)	7,929,743	9.7%

*	Less than 1%

(1)	Unless otherwise indicated, the number of common shares beneficially owned and percent of outstanding common shares are based on 83,518,557 common shares outstanding as of March 8, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 14 to the Schedule 13G/A filed on February 13, 2018 by FMR LLC, 245 Summer Street, Boston Massachusetts, 02210, and includes common shares beneficially owned as of December 31, 2017. FMR LLC has sole voting power over 412,648 common shares and sole dispositive power over 3,160,072 common shares; Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC and has sole dispositive power over 3,160,072 common shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a

PRINCIPAL SHAREHOLDERS 15

controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 3 to the Schedule 13G/A filed on February 2, 2018 by Pzena Investment Management, LLC (“Pzena”), 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2017. Pzena has sole voting power over 1,599,130 common shares and sole dispositive power over 4,628,962 common shares.

(4)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 3 to the Schedule 13G/A filed on January 30, 2018 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2017. BlackRock has sole voting power over 5,317,665 common shares and sole dispositive power over 6,210,023 common shares.

(5)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 2 to Schedule 13G/A filed on February 14, 2018 by Vulcan Value Partners, LLC (“Vulcan”) and Mr. C. T. Fitzpatrick, Chief Executive Officer/Chief Investment Officer/Principal of Vulcan, Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223, and includes common shares beneficially owned as of December 31, 2017. Vulcan has sole voting power over 7,050,951 common shares and sole dispositive power over 7,646,245 common shares.

(6)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 3 to Schedule 13G/A filed on February 8, 2018 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2017. Vanguard has sole voting power over 65,078 common shares and sole dispositive power over 7,834,919 common shares. Vanguard has shared voting power over 35,030 common shares and shared dispositive power over 94,824 common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2017.

16 PRINCIPAL SHAREHOLDERS

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position
Albert A. Benchimol (1)	60	Chief Executive Officer, President and Director
Steve K. Arora	41	Chief Executive Officer, AXIS Re
Peter J. Vogt	54	Chief Financial Officer
Peter W. Wilson	58	Chief Executive Officer, AXIS Insurance

(1)	Mr. Benchimol’s biography is available under “Directors Continuing in Office”.

Steve K. Arora	Steve Arora joined AXIS in January 2018 as CEO of its reinsurance business. Mr. Arora came to AXIS from Swiss Re where he spent 18 years in a variety of senior positions, most recently as Head of Casualty Reinsurance and as a member of the Reinsurance Executive Committee. He has held positions in New York, Munich, London, Tokyo and Zurich, and his expertise crosses Finance, Risk Management, Underwriting, and General Management. In his most recent role at Swiss Re, Mr. Arora led a 250 person organization that spanned the Company’s global network of offices. Previously he served as President and Managing Director of Swiss Re Japan, where he had oversight of the Company’s entire Japanese platform. Mr. Arora held multiple positions at GE Insurance Solutions prior to its acquisition by Swiss Re.

Peter J. Vogt	Peter Vogt was appointed Chief Financial Officer of AXIS Capital in January 2018. He previously served as the Company’s Deputy CFO from July 1, 2017 until his appointment as CFO in January 2018 and was also Chief Operating Officer of AXIS Insurance from 2013 to June 2017. Mr. Vogt joined AXIS in 2010 as CFO and COO of the Company’s Accident & Health business unit. Prior to AXIS, Mr. Vogt served as CFO of Penn Mutual Life Insurance Company. He also held the CFO role at CIGNA’s Group Insurance business. Mr. Vogt started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. Mr. Vogt holds a BBA in Actuarial Science from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Peter W. Wilson	Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining the Company, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

EXECUTIVE OFFICERS 17

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our NEOs presented in the “Compensation Discussion and Analysis” section below as well as the discussion regarding the Compensation Committee Process, also below.

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2019.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our NEOs.

18 PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section which follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2017 were:

Name	Title
Albert A. Benchimol	Chief Executive Officer and President (“CEO”)
Christopher N. DiSipio (1)	Chief Executive Officer, AXIS Accident & Health
Jan Ekberg (2)	Interim Chief Executive Officer, AXIS Reinsurance
Joseph C. Henry (3)	Chief Financial Officer (“CFO”)
John D. Nichols (4)	Former Chief Executive Officer, AXIS Reinsurance
Peter W. Wilson	Chief Executive Officer, AXIS Insurance

(1)	Mr. DiSipio will be leaving the Company on April 1, 2018.

(2)	Mr. Ekberg served as Interim Chief Executive Officer of AXIS Reinsurance from February 23, 2017 through December 31, 2017.

(3)	Mr. Henry retired on December 31, 2017.

(4)	Mr. Nichols left the Company on March 31, 2017.

EXECUTIVE SUMMARY

Execution of Long-Term Strategic Plan Despite Challenging Business Conditions

While fiscal year 2017 was a challenging year for AXIS and the (re)insurance industry with near record levels of catastrophe activity, 2017 was also a year in which AXIS made significant strides by positioning our business for long-term growth and profitability. We made significant progress in advancing our long-term strategic plan, and we took concrete measures to move toward our goal of achieving top-quintile industry non-GAAP operating ROACE and growth in book value per share adjusted for dividends, with volatility consistent with the industry average. In particular, we took positive steps to advance the following four strategic initiatives previously established by our CEO:

•	Focusing our resources and efforts on markets and business where we have relevance, scale and a path for profitable growth

•	Scaling up our data and analytics capabilities

Where we are now Relevant Player in Core Markets with a More Diversified Portfolio Top 10 u.s. Excess and Surplus Lines (P&C) London Market / Lloyd’s Insurer of North American Professional Lines top 15 global P&C reinsurer 2001 START-UP Provider of large capacity for volatile lines In a “hard” market Where we are headed LEADERSHIP GOALS One of the top go-to players for specialty risks Top 10 (re)insurer in our chosen markets Top quintile profitability

COMPENSATION DISCUSSION AND ANALYSIS 19

•	Expanding our strategic partnerships and positioning AXIS as the company that intelligently matches a broad array of risks to the most appropriate capital

•	Strengthening our operating model to position the Company for the sweeping changes impacting the (re)insurance marketplace.

The following are among the highlights of our achievements during 2017 in advancing our strategic initiatives and were considered in evaluating the non-financial performance of our NEOs:

•	Novae Acquisition. Of all our actions in 2017, we consider the acquisition of Novae Group plc (“Novae”) as our most impactful step in accelerating AXIS’ strategy to drive profitable growth. Novae is a respected diversified specialty insurer operating exclusively through Lloyd’s of London; its addition gives AXIS greater leadership in specialty lines and increased relevance in the important London market for international specialty risk. With the acquisition of Novae, we rose to a top-10 position at Lloyd’s. With Novae’s more than $1 billion in gross premiums, the acquisition of Novae positioned AXIS as a writer of more than $6 billion of insurance and reinsurance premiums.

•	Global Expansion – Brussels, Amsterdam, Miami and Dubai. The completion of our acquisition of Belgium-based Aviabel augmented our general aviation insurance and reinsurance business. Through its offices in Brussels and Amsterdam, we gained a valuable footprint in Europe, complementing our presence in Dublin and London. In the United States, we launched a Miami office to serve as a regional coverholder for Latin American and Caribbean business written under the umbrella of our Lloyd’s syndicates. We also continued to grow in Dubai, expanding the range of services we can provide to the local market and to emerging markets of the Middle East and North Africa.

•	Strengthening Operating Platform – Positioning the Company to Be Future Ready. We took major steps to strengthen our operating model. As part of this initiative, the Company has announced that it is launching a Global Underwriting and Analytics unit, realigning our Accident & Health business by merging units into core Insurance and Reinsurance segments and will be introducing an integrated functional models for IT and Finance. These improvements to our operating platform are designed to position the Company to capitalize on sweeping business, economic and technological changes transforming the (re)insurance marketplace.

•	Rebalancing the Portfolio. In 2017, we continued to rebalance our portfolio to optimize our resources and business mix. Our guiding principles are the relevance of our business in the market and its current and future profitability.

•	Data & Analytics. We have announced the establishment of a Data & Analytics Center of Excellence to help facilitate more informed decision-making and free our professionals to focus on customer-centric activities, including enhancing the level of service that we provide to our clients and partners in distribution.

•	InsurTech. Our approach to the rapidly developing InsurTech space began to take shape during 2017 to enable the Company to capitalize on the changes impacting the (re)insurance marketplace.

•	Expansion of Strategic Capital Partnerships. We continued to advance our third party capital strategy of “matching the right risk with the right capital” to support our clients. Our strategic capital partnerships continued to generate meaningful fee income resulting in $36 million in 2017, up from $22 million in 2016. As of year-end, AXIS had approximately $1.9 billion of third-party capital at our disposal.

•	Marketing and Communications. We scaled up our efforts to invest in the AXIS brand through marketing and communications, including enhancing our website and increasing our digital advertising. Additionally we have significantly grown our media and social media presence.

•	Investing in New Talent and Growing a High-Performance Culture. We invested in recruiting, developing and retaining our talent attracting senior-level professionals across a wide range of specializations from actuarial to underwriting and business development. In addition, we took measures to grow a high-performance culture, including setting in motion a comprehensive strategy for: 1) ensuring accountability around delivering results to plan; 2) driving elevated performance contributions; and 3) fostering the behaviors representative of a culture of collective achievement.

•	Share Repurchases and Dividends. We returned $418 million to shareholders in the form of share repurchases and common dividends in 2017.

•	Capital Structure. We issued $350 million of 4.0% senior notes. We used a portion of the proceeds from the issuance of senior notes to repay a Novae term loan and intend to use a further portion of the proceeds from the issuance of senior notes to repay or redeem our Senior Notes due on April 1, 2019.

20 COMPENSATION DISCUSSION AND ANALYSIS

Financially, 2017 was a historic year for insurance industry catastrophe losses, which at approximately $120 billion is second only to 2011. Other challenges included competitive market conditions and a change in the Ogden rate in the UK, which increased the costs for our European motor business. We also experienced higher non-catastrophe losses in our property line of business. All of these factors contributed to an operating net loss for the year, and, therefore, a negative operating return on average common equity (“OROACE”) – the principal financial metric used to measure annual performance under our executive Annual Incentive Plan. Our book value was also impacted by the change in the U.S. tax law. For our long-term incentive plan, our key metric for performance measurement is diluted book value per common share adjusted for dividends over the three year period ending September 30, 2017. For the three year performance period ending September 30, 2017, diluted book value per share, adjusted for dividends grew 19.1%.

Leadership Transition

On the leadership front, we appointed new executives who will play key roles in executing our long-term strategic plan. In particular, the following leadership changes occurred in 2017:

•	Mr. Nichols left the Company on March 31, 2017, and in connection with his resignation, Mr. Ekberg served as Interim CEO of AXIS Reinsurance from February 23, 2017 through December 31, 2017. In January 2018, Steve Arora joined the Company as CEO of AXIS Reinsurance, and Mr. Ekberg returned to his role as President and Chief Underwriting Officer of AXIS Re Europe.

•	On December 31, 2017, Mr. Henry retired as planned. Peter Vogt served as Deputy Chief Financial Officer beginning July 1, 2017 and was appointed as the Company’s new Chief Financial Officer effective January 1, 2018. Mr. Vogt served as the Chief Operating Officer of our Insurance business from 2013 until June 2017 and was Chief Financial Officer and Chief Operating Officer of AXIS Accident & Health from 2010 to 2013.

•	Mr. DiSipio will be leaving the Company on April 1, 2018 in connection with the changes to the Company’s operating model. Mr. DiSipio will not be replaced since the Accident & Health business is merging into our core Insurance and Reinsurance businesses, creating a leaner management structure.

Although they have left (or will be leaving) the Company, Messrs. Nichols, Henry and DiSipio are considered NEOs for fiscal year 2017. Messrs. Nichols, Henry and DiSipio’s fiscal year 2017 compensation has been described within this “Compensation Discussion and Analysis” section and the related tables in this proxy statement.

Strong Link Between Pay and Performance

A substantial portion of our NEOs’ compensation is long-term, performance-based and “at risk.” The Committee defines “at-risk” compensation as variable pay that has both upside potential and downside risk depending on the Company’s performance.

As illustrated below for our CEO, 86% of our CEO’s target compensation was performance-based and 62% of his target compensation consists of long-term incentives.

CEO Target Mix of Pay

COMPENSATION DISCUSSION AND ANALYSIS 21

Although our CEO demonstrated strong leadership and made excellent progress in advancing the Company’s long-term strategic plan, the Compensation Committee wanted to reinforce the strong link between pay and performance and did not award a bonus to him despite Mr. Benchimol exceeding his non-financial, strategic goals. Based on the Company’s financial results, the Compensation Committee approved the following with respect to CEO compensation for the 2017 performance year:

•	No bonus was awarded;

•	Time-vesting equity awards were granted at 85% of target in accordance with our RSU performance metrics;

•	Performance-vesting equity awards were granted at target, with vesting subject to satisfying specified performance conditions over the next three years; and

•	No base salary increase.

Total direct compensation for our CEO, which we define as 2017 salary and bonus and equity awarded for 2017 performance, was reduced by 32% from the prior year. The following chart shows the overall decrease in our CEO’s total direct compensation from 2016 to 2017.

Year-over-Year Change to Awarded CEO Total Direct Compensation (1)

(1)	Some of the 2016 and 2017 compensation above differs from the Summary Compensation Table included in this proxy statement. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2018 for the 2017 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2017 for the 2016 performance year is shown in the Summary Compensation Table as 2017 compensation.

CEO Pay and Alignment with Shareholders

The Compensation Committee is committed to ensuring that our compensation programs foster a long-term alignment with our shareholders.

The Compensation Committee considers various key performance indicators when determining compensation that link to shareholder value creation. While total shareholder return is not explicitly used in any of our incentive plans, our CEO’s pay has tracked closely with our total shareholder return (“TSR”) performance. Additionally, since a significant portion of our NEOs’ compensation is provided in the form of equity, TSR will have a strong impact on the compensation realized by executives over time.

22 COMPENSATION DISCUSSION AND ANALYSIS

The following chart illustrates how the pay decisions for the CEO’s compensation over the past three years are aligned with our Company’s TSR performance.

Key Features of our Executive Compensation – Best Pay Practices

Highlighted below are compensation practices we maintained in 2017 to drive Company performance and align the interests of the Company’s executives with its stockholders:

✓	Fixed-dollar equity targets. Equity targets are based on target dollar amount, not a fixed number of shares or units, allowing for closer targeting of market pay levels.

✓	Equity awards split between performance-vesting and time-vesting awards. Under our Executive Long-Term Equity Compensation Program, equity targets for our senior executives are split evenly between performance-vesting and time-vesting awards.

✓	All equity awards adjust based on performance. Our time-vesting equity awards are adjusted at the time of grant while our performance-vesting equity awards are adjusted at the time of vesting, in both cases based on growth in diluted book value per share over a three-year period as compared to our peers.

✓	Stock ownership guidelines. We maintain stock ownership guidelines that apply to our senior executives and directors to encourage a long-term focus on managing our business.

✓	Cash-settlement for a portion of equity awards. Equity awards for staff (excluding NEOs and senior executives) are generally settled 50% in cash at vesting, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.
✓	Double-trigger in the event of a change-in-control. Our current equity awards have “double trigger” change-in control vesting provisions to ensure that awards will only vest automatically upon a change in control of the Company if the employee is subsequently terminated.

✓	No hedging or pledging of AXIS stock. Our Insider Trading Policy prohibits all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations.

✓	Clawback Policy. Our executive compensation Clawback Policy allows us to recoup compensation paid to our NEOs under certain circumstances.

✓	No individual executive retirement plans.

✓	Limited executive perquisites.

✓	No excise tax gross-ups. The employment agreements for our NEOs do not contain excise tax gross-up provisions and we do not provide other tax gross-ups beyond what is generally available for all employees.

✓	Independent compensation consultant. Our Compensation Committee engages an independent compensation consultant that reports directly to them.

CEO Performance Year Pay vs. TSR

COMPENSATION DISCUSSION AND ANALYSIS 23

EXECUTIVE COMPENSATION FRAMEWORK

EXECUTIVE COMPENSATION PHILOSOPHY AND KEY FEATURES

We are a global insurer and reinsurer, with a mission to provide our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or performance-based, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting and operating activities, our NEOs manage and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity and successful management of our operations ultimately serve to maintain our capital and drive long-term shareholder returns. The primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on: (i) certain short-term and long-term financial metrics and (ii) both business unit and individual performance.

Company and Business Unit Financial Metrics

The financial metrics in our incentive plans against which we measure our Company performance are OROACE and growth in DBVPS adjusted for dividends as compared to our peers. The below chart describes these metrics and why we believe these metrics are critically important to the Company.

Metric	Used In:		Why Metric is Important to AXIS and Our Strategy
	Annual Incentive Awards	Long-Term Incentive Awards
OROACE	X

•   Our goal is to achieve top quintile OROACE to deliver value creation for shareholders; therefore, we have aligned our annual incentive program to this financial metric.

•   This metric reflects the rate of return the Company is earning on its capital and surplus.

•   Generally, the higher the return, the greater use the Company is making of the funds invested by its shareholders, assuming risk is measured and managed appropriately.

Relative DBVPS Growth		X

•   P&C (re)insurance is a balance sheet business where book value and future business prospects (as measured by book value growth) imply business valuation. Higher and more consistent book value per share growth over time is an indication of effective and prudent use of capital and is shown to deliver value over time.

•   Our goal is to achieve top quintile value creation with industry average volatility reflecting effective and prudent use of capital. Growth in diluted book value per share is a good measure of how we are tracking relative to this goal.

•   In order to incentivize and measure superior value creation over time, we have aligned our long-term incentive program to growth in diluted book value per share.

•   Comparison to relevant peers ensures payouts are achieved only when AXIS outperforms similarly-situated companies.

Company and Individual Non-Financial Metrics

At the beginning of the year, the Compensation Committee approves the Company’s non-financial objectives, as described under the “Execution of Long-Term Strategic Plan Despite Challenging Market Conditions” section above. Our CEO evaluates and makes a recommendation to the Compensation Committee on the performance of the NEOs against these objectives. The Compensation Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final determination with respect to each element of each NEO’s compensation.

24 COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE PROCESS

Under our Compensation Committee’s charter, the Compensation Committee:

•	sets the CEO’s annual compensation after evaluating his performance relative to corporate goals and objectives established by the Committee each year;

•	approves annual compensation, as well as any initial offers of employment for our senior executives;

•	makes recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

•	makes recommendations on the form and amount of director compensation;

•	approves all equity awards to our senior executives and establish the pool for all other equity awards;

•	approves the design of our incentive and equity compensation plans and any changes or amendments to those plans; and

•	considers the outcome of the shareholder advisory vote on executive compensation annually in connection with its determination of our NEOs’ compensation and the related programs.

Our Compensation Committee generally receives proposals and information from our Chief Human Resources Officer, our CEO and the Committee’s independent consultant for their consideration regarding executive compensation and director compensation. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee:

•	reviews the incentive plan results from the prior year;

•	approves equity awards and incentive cash payments for prior-year performance;

•	makes final determinations regarding salaries for the current year;

•	approves the Compensation Committee’s report for our proxy statement or Form 10-K;

•	establishes the performance goals under the incentive plans for the current year;

•	reviews the performance of the Committee’s independent consultant; and

•	conducts a self-assessment.

Mid-year, the Compensation Committee reviews our independent compensation consultant’s report regarding our executive compensation program and reviews our employee compensation programs. In the fall of every year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to determine equity awards and make preliminary decisions regarding the salaries for the next calendar year and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results. At the beginning of the following year, and before any awards are distributed, the Compensation Committee considers the final audited year-end financial results and either confirms or adjusts the preliminary awards accordingly based upon their review.

RISK MANAGEMENT AND COMPENSATION

In line with the Company’s requirements for managing compensation risk, the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, the Company’s annual incentive and long-term incentive plans are tied to our OROACE and growth in DBVPS, respectively, which ensures that our shareholders’ short and long-term interests are at the forefront of decision-making for our employees and NEOs.

Additionally,

•	our Compensation Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case this year and in 2011 when no annual bonuses were paid to our CEO, or if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

COMPENSATION DISCUSSION AND ANALYSIS 25

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•	the Chairman of our Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;

•	the Chairman of our Risk Committee is also a member of our Compensation Committee; and

•	our Compensation Committee retains an independent compensation consultant, apart from any consultant retained by management, as discussed in detail below.

COMPENSATION COMMITTEE CONSULTANT

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Farient Advisors LLC (“Farient”) as its independent compensation consultant to assist in establishing compensation policies and programs. During 2017, Farient:

•	reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other NEOs;

•	reported on all aspects of short- and long-term compensation program design, including incentive mix, measures and plan leverage;

•	reported on emerging trends and developments in executive compensation and corporate governance;

•	prepared quarterly formal presentations for the Compensation Committee regarding executive compensation;

•	prepared and reviewed compensation benchmarking analysis for each of the Company’s senior executives; and

•	reviewed and advised on director compensation.

Farient did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. Farient completes an annual questionnaire regarding any potential conflicts of interest. The Compensation Committee reviews the completed questionnaire and evaluates whether any work performed by Farient raises a conflict of interest. The Compensation Committee believes that Farient is independent and that Farient’s work has not raised any conflict of interest.

From time to time, management also engages its own external compensation consultant to advise it with regard to the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.

2017 PEER BENCHMARKING

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking from our peer group and other industry-specific compensation surveys to guide decision-making with respect to executive pay levels.

Each year, as part of its evaluation, Farient advises on and the Committee reviews our peer group. In 2017, in light of the continued consolidation within the (re)insurance industry, Farient recommended and the Committee approved augmenting our size-appropriate compensation peer group with additional global (re)insurers to form a Performance Peer Group. Our Performance Peer Group recognizes that our marketplace for investment capital extends beyond the size parameters of our compensation benchmarking peer group. The addition of these companies also provides a statistically-robust sample to avoid potential relative payout anomalies that could occur with a smaller sample size.

26 COMPENSATION DISCUSSION AND ANALYSIS

Below is a summary of our peer companies:

Peer Groups (1)

2017 Compensation Benchmarking Peer Companies (2)

•  Alleghany Corporation

•  Allied World Assurance Company Holdings, Ltd.

•  Arch Capital Group Ltd.

•  Argo Group International Holdings, Ltd.

•  Aspen Insurance Holdings Limited

•  Everest Re Group, Ltd.

•  Markel Corporation

•  Renaissance Re Holdings Ltd.

•  Validus Holdings Ltd.

•  W.R. Berkley Corporation

•  XL Group Ltd.

Performance Peer Companies (In effect for 2018)

•  Alleghany Corporation

•  American Financial Group

•  American International Group

•  Arch Capital Group Ltd.

•  Argo Group International Holdings, Ltd.

•  Aspen Insurance Holdings Limited

•  Chubb Limited

•  CNA Financial

•  Everest Re Group, Ltd.

•  The Hanover Insurance Group

•  Lancashire Holdings

•  Markel Corporation

•  The Navigators Group

•  Pro Assurance

•  Renaissance Re Holdings Ltd.

•  RLI Corp.

•  Validus Holdings Ltd.

•  W.R. Berkley Corporation

•  XL Group Ltd

Selection Criteria
• Size-appropriate global (re)insurance companies • Underwrite similar lines of business with similar geographic breadth • Representative of the competitive marketplace for talent	• Global (re)insurance companies with similar geographic breadth • Representative of the marketplace for investment capital

(1)	The 2017 Compensation Benchmarking Peer Companies were used to benchmark compensation practices during 2017. The Performance Peer Companies will be used to measure final performance for the PSUs granted in early 2018 (vesting in 2021). Further, the Performance Peer Companies will be used to determine the number of RSUs granted in early 2019.

(2)	In 2017, Endurance Specialty Holdings Ltd. was removed from the peer group due to recent acquisition activity. Further, while Allied World Assurance Company Holdings Ltd. was included in the 2017 Compensation Benchmarking Peer Companies, it will not be included in our peer groups going forward due to recent acquisition activity.

SAY-ON-PAY VOTES AND SHAREHOLDER ENGAGEMENT

In 2017, the Compensation Committee considered the outcome of the shareholder advisory vote on 2016 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. At our 2017 annual shareholders meeting, over 97% of the votes cast approved the Company’s executive compensation programs and policies and the resulting compensation described in the 2017 Proxy Statement. Based on the level of support, the Compensation Committee determined that shareholders support our compensation practices. Accordingly, our approach to executive compensation for 2017 remained generally consistent with past practice.

Below is a summary of the results of the Company’s shareholder advisory votes on executive compensation over the past three years.

SAY ON PAY HISTORY
2015	2016	2017
94.88%	97.35%	97.29%

During the past year, we reached out to and offered to speak with our largest shareholders of our outstanding common shares. The Compensation Committee intends to continue to consider the views of our shareholders when designing, reviewing and administering the Company’s compensation programs and policies.

COMPENSATION DISCUSSION AND ANALYSIS 27

KEY COMPONENTS OF COMPENSATION

The following table lists the elements of target direct compensation for our 2017 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, segment and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. The Committee establishes the performance measures and ranges of performance for the variable compensation elements.

	Component	Purpose
Fixed	Base Salary	• Attract and retain executives • Compensate executives for level of responsibility and experience
Variable	Annual Incentive Awards	• Reward achievement of annual Company financial and non-financial objectives, which include individual and business unit performance goals • Promote accountability and strategic decision-making
Variable	Long-Term Incentive Awards

•   Align the interests of our NEOs with those of our shareholders by rewarding the achievement of long-term goals

•   Promote accountability and strategic long-term decision making

•   Retain key executives

BASE SALARY

Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the demands of the market for executive talent. A competitive salary allows us to attract and retain key staff.

Placement of our NEOs within a salary range is based on the market data for an individual’s position, the executive’s expertise and historical compensation, scope of role, geographic location, and the Compensation Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).

In 2017, salaries of our NEOs remained unchanged from 2016. For Mr. Benchimol, 2017 marked the fifth consecutive year in which he did not receive an increase in his base salary.

ANNUAL INCENTIVE AWARDS

Annual incentive compensation for our NEOs is provided under our 2014 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide for formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our annual corporate goals.

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO, with the exception of Mr. Ekberg who received a target value for 2017 in connection with his appointment as interim CEO of AXIS Reinsurance. For our other NEOs, annual incentive targets are governed by the terms of their employment agreements, but are not guaranteed. The individual annual incentive targets for our NEOs for 2017 are as follows:

Name	2017 Bonus Target
Albert A. Benchimol	175%
Christopher N. DiSipio	100%
Jan Ekberg (1)	N/A
Joseph C. Henry	100%
John D. Nichols (2)	125%
Peter W. Wilson	125%

(1)	Mr. Ekberg was appointed interim CEO, AXIS Reinsurance on February 23, 2017 and his target bonus award was set at $1,000,000 due to his expanded responsibilities.

(2)	Mr. Nichols left the Company March 31, 2017, and therefore did not receive a bonus based on 2017 performance.

28 COMPENSATION DISCUSSION AND ANALYSIS

Annual incentive compensation is determined based on OROACE, business unit financial metrics and individual non-financial metrics as follows:

Metric	Company Financial Metric (OROACE) Weighting	Business Unit Financial Metric Weighting	Non-Financial Weighting
CEO	70%	N/A	30%
Business Unit Leaders	35%	35%	30%
Corporate Function Leaders	60%	N/A	40%

Company Financial Performance Goals and Results

Each year, the Compensation Committee sets a target OROACE after considering the Company’s business plan and market conditions for the current year. The Committee also receives input from its independent compensation consultant as to the rigor and stretch inherent in the goals.

The OROACE target for 2017 remained at 9.0%, which was higher than our actual 2016 OROACE of 7.9%. The maximum award of 200% of target would be achieved if OROACE was 14%. No payout would automatically be achieved if OROACE was equal to or below 4%. For performance between these levels, payouts would be determined based on linear interpolation. The Compensation Committee believes this goal range sets appropriately challenging performance targets, while mitigating inappropriate risk-taking.

AXIS achieved an annual OROACE of (5.4)%, which resulted in a payout factor of 0%.

Business Unit Financial Goals and Results

Business unit financial goals are set and ultimately measured, based on comparing combined ratio relative to plan for the respective business unit. The drivers in the resulting combined ratio will also be evaluated in assessing achievement of the goal.

The business unit financial score for the Accident & Health business was earned at target, based on the financial achievements for that business. The Insurance and Reinsurance businesses did not meet their threshold level of performance, and therefore no bonuses were allocated based on that metric.

Non-Financial Performance Goals and Results

Each of our NEOs exceeded their non-financial goals and made significant achievements on the strategic imperatives of the Company in 2017. As such, the assessment of each NEO’s non-financial achievement relative to their objectives yielded a bonus payout on the non-financial portion of their short-term incentives. The Compensation Committee applied its judgment and considered the contributions and factors applicable to each NEO to determine appropriate bonus awards. See below for descriptions relating to: (i) Mr. Benchimol (who did not receive a bonus); (ii) Messrs. Ekberg and Wilson (who received RSUs in lieu of a cash bonus) and (iii) Messrs. DiSipio and Henry (who each received a cash bonus).

Albert A. Benchimol. Mr. Benchimol exceeded his non-financial goals in 2017. The Committee determined he made significant progress in advancing our long-term strategic plan and drove all of the initiatives detailed in the Executive Summary of the “Compensation Discussion and Analysis” section of this proxy statement. Among other items, Mr. Benchimol oversaw the acquisition of Novae. He had the vision to position the Company to be future ready and took concrete measures to strengthen our operating platform. Mr. Benchimol accelerated efforts to expand our data and analytics framework as well as demonstrated excellent stewardship during a historic year for insurance industry catastrophe losses. We believe, through his leadership, he has positioned the Company to achieve our long-term goals.

Despite these significant achievements, the Compensation Committee wanted to reinforce the strong link between pay and financial performance and did not award Mr. Benchimol a bonus for 2017.

2017 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	0%	70%	0.0%	$0	$0
Non-Financial	N/A	30%	0.0%		$0
TOTAL			0.0%		$0

COMPENSATION DISCUSSION AND ANALYSIS 29

Jan Ekberg. With respect to Mr. Ekberg’s non-financial achievements, the Committee considered, among other items, Mr. Ekberg’s exceptional leadership in serving as interim CEO for AXIS Reinsurance. His achievements included continuing to keep the Reinsurance team engaged during a period of transition, while maintaining momentum in business development. He also advanced AXIS Re’s Lloyd’s initiative and he completed substantial work in connection with the acquisition and integration of the Novae reinsurance team.

Because Mr. Ekberg exceeded his non-financial goals, the Compensation Committee decided to award time-based RSUs in lieu of a cash bonus for the non-financial portion of Mr. Ekberg’s bonus. The Committee believes that awarding equity recognizes the performance of Mr. Ekberg for his significant non-financial achievements and is aligned with the long-term interests of our shareholders.

2017 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Equity in Lieu of Bonus
OROACE	0%	35%	0.0%	$1,000,000	$0
Business Unit Financial	0%	35%	0.0%		$0
Non-Financial	150%	30%	45.0%		$450,000
TOTAL			45.0%		$450,000

Peter W. Wilson. With respect to Mr. Wilson’s non-financial achievements, the Committee considered, among other items, Mr. Wilson’s significant leadership in connection with the Company’s successful acquisition and integration of Novae and Aviabel, the set-up and approval of the AXIS Lloyd’s managing agency and enhancements made to the underwriting process and numerous operational achievements.

Because Mr. Wilson exceeded his non-financial goals, the Compensation Committee decided to award time-based RSUs in lieu of a cash bonus for the non-financial portion of Mr. Wilson’s bonus. The Committee believes that awarding equity recognizes the performance of Mr. Wilson for his significant non-financial achievements and is aligned with the long-term interests of our shareholders.

2017 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Equity in Lieu of Bonus
OROACE	0%	35%	0.0%	$1,000,000	$0
Business Unit Financial	0%	35%	0.0%		$0
Non-Financial	165%	30%	49.5%		$495,000
TOTAL			49.5%		$495,000

Christopher N. DiSipio. Mr. DiSipio’s non-financial achievements include the advancement of our approach to InsurTech and expanding our footprint in the Middle East. He also played a key role in sourcing strategic investments focused on accident and health business.

A bonus was provided to Mr. DiSipio for exceeding his non-financial goals and achieving his business unit financial goals. Because Mr. DiSipio is leaving the Company on April 1, 2018, the Committee awarded his bonus in cash.

2017 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	0%	35%	0.0%	$500,000	$0
Business Unit Financial	100%	35%	35.0%		$175,000
Non-Financial	115%	30%	34.5%		$172,500
TOTAL			69.5%		$347,500

Joseph C. Henry. Mr. Henry’s non-financial achievements include the significant work involved in evaluating, analyzing and supporting the Aviabel and Novae acquisitions and the $350 million senior notes financing. Under Mr. Henry’s leadership, superior analytics were delivered in order to execute on these critical transactions. Mr. Henry was instrumental in transitioning the finance and corporate development functions to Mr. Vogt.

A bonus was provided to Mr. Henry for exceeding his non-financial goals. Because Mr. Henry retired from the Company on December 31, 2017, the Committee awarded his bonus in cash.

2017 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
OROACE	0%	60%	0.0%	$565,000	$0
Non-Financial	150%	40%	60.0%		$339,000
TOTAL			60.0%		$339,000

30 COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM INCENTIVE AWARDS

We have provided long-term incentive compensation to our NEOs through equity awards under our shareholder-approved 2007 Long-Term Equity Compensation Plan (the “2007 LTEP”). In addition, our shareholders approved the 2017 Long-Term Equity Compensation Plan (the “2017 LTEP”) on May 4, 2017, which replaced the 2007 LTEP as of that date. Equity awards are an especially valuable tool in linking the personal interests of our NEOs to those of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive’s equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider to be very important in a competitive industry.

Under our Executive Long-Term Equity Compensation Program, two types of equity awards are granted to our NEOs: (a) time-vesting awards with performance-based adjustments at the time of grant (“RSUs”) and (b) performance-vesting awards with performance-based adjustments applied at the time of vesting (“PSUs”). These equity awards are summarized in the table below:

50% Restricted Share Units (RSUs)	50% Performance Share Units (PSUs)
• Vests 25% per year over four years • The number of RSUs granted is based on three-year look-back for relative DBVPS • 100% stock settled

•  Vests in a single installment on the third anniversary of the grant date

•  The number of PSUs that vest is based on three-year relative DBVPS

•  100% stock settled

•  Peer group established at time of grant with performance measured after three years

2017 Performance Year – Long Term Incentive Awards

For the three year performance period ending September 30, 2017, our annual measurement date for diluted book value per share, AXIS ranked in the 46th percentile of our RSU peer group, resulting in RSU funding at 85% of target. PSUs were granted at target, since performance will be measured over the forward-looking three-year period which will ultimately determine the number of units that will actually vest. Accordingly, the Compensation Committee approved the following equity awards in early 2018 for 2017 performance. In addition, as discussed in “Annual Incentive Awards” above, the Compensation Committee approved an additional award for Mr. Ekberg and Mr. Wilson for exceeding their non-financial goals in a difficult year in lieu of a cash bonus award. Due to Mr. Ekberg’s role as interim CEO, AXIS Reinsurance, his 2017 equity award consisted only of RSUs. These awards, approved in February 2018 will be reflected in the Summary Compensation table and Grants of Plan-Based Awards table in next year’s proxy statement.

	2017 Equity Awards (Granted in Early 2018)
Name	Time-Based RSUs ($)	Performance-Based RSUs ($)	Time-Based RSUs in Lieu of Bonus ($)	Total ($)
Albert A. Benchimol	2,125,000	2,500,000	-	4,625,000
Christopher N. DiSipio (1)	-	-	-	-
Jan Ekberg (2)	850,000	-	450,000	1,300,000
Joseph C. Henry (3)	-	-	-	-
John D. Nichols (4)	-	-	-	-
Peter W. Wilson (5)	382,500	450,000	495,000	1,327,500

(1)	Mr. DiSipio will be leaving the Company April 1, 2018 and did not receive an equity award for the 2017 performance year.

(2)	Due to Mr. Ekberg’s role as interim CEO, AXIS Reinsurance, his 2017 equity award consisted only of RSUs. Mr. Ekberg received an equity award in lieu of cash bonus for exceeding his non-financial goals under the Annual Incentive Plan in 2017.

(3)	Mr. Henry retired from the Company on December 31, 2017 and did not receive an equity award for the 2017 performance year.

(4)	Mr. Nichols left the Company on March 31, 2017 and did not receive an equity award for the 2017 performance year.

(5)	Mr. Wilson received an equity award in lieu of cash bonus for exceeding his non-financial goals under the Annual Incentive Plan in 2017.

COMPENSATION DISCUSSION AND ANALYSIS 31

Grants Reflected in the Summary Compensation Table (Relating to 2016 Performance)

Excluding Mr. Ekberg, time-vesting RSUs for the 2016 performance were awarded at 115% of each NEO’s target, based on the relative DBVPS performance metric in place for our equity program. PSUs were granted at target, since performance will be measured over the forward-looking three-year period which will ultimately determine the number of PSUs that will actually vest. Equity-based incentives granted in 2017 for the 2016 performance year as shown in the table below are reflected in this year’s Summary Compensation Table.

Name	2016 Equity Target ($)	PSUs & RSUs ($) Awarded in 2017 (1) (2016 Performance) ($)
Albert A. Benchimol	5,000,000	5,374,920
Christopher N. DiSipio	720,000	773,945
Jan Ekberg (2)	N/A	999,964
Joseph C. Henry	1,200,000	1,289,930
John D. Nichols	1,400,000	1,504,939
Peter W. Wilson	900,000	967,447

(1)	Amounts represent the fair value of the PSUs, assuming target performance, and RSUs granted to our NEOs on January 31, 2017 based on the closing share price of our common stock of $64.01 on January 31, 2017.

(2)	Mr. Ekberg was appointed interim CEO, AXIS Reinsurance on February 23, 2017. Prior to Mr. Ekberg assuming this role, his equity target was $350,000. In connection with his appointment, his equity target for 2017 was determined to be $1,000,000. Mr. Ekberg’s awards will settle 50% in cash and 50% in AXIS common shares. Because Mr. Ekberg was serving in an interim role, he did not receive any PSU awards.

Long-Term Incentive Performance Goals

The determination of annual RSU awards and ultimate vesting payouts for PSUs is based on pre-determined criteria, as follows:

•	RSUs were determined based on a three-year look-back in growth in DBVPS adjusted for dividends as compared to our peers, measured as of September 30 of the performance year. In other words, our time-based awards for our NEOs also have a performance component attached to it at the time of grant. As summarized in the chart below, time-based awards can range from 75% to 125% of each NEO’s target, depending on our growth in DBVPS percentile as compared to our peer group. For RSUs, we assess our look-back performance relative to our current peers at the time of grant based on a stepped structure. Below are the maximum, target and threshold performance levels.

Performance Metrics for Determining Time-Based Awards Upon Grant

	DBVPS Percentile	Multiplier
Maximum	100%	125%
Target	60% - 69.99%	100%
Threshold	10% or below	75%

•	The PSUs that were granted in early 2017 have a performance period of September 30, 2016 through September 30, 2019. The number of PSUs that will ultimately be earned is determined based on the look-forward growth in DBVPS adjusted for dividends as compared to our peers which are established at the time grant. As shown below, units earned at vesting can range from 10% to 200% of target based on a stepped structure. Below are the maximum, target and threshold performance levels.

Performance Metrics for Determining the Number of Earned Award Units

	DBVPS Percentile	Multiplier
Maximum	100%	200%
Target	60%	100%
Threshold	Less than 20%	10%

32 COMPENSATION DISCUSSION AND ANALYSIS

Vesting – 2015 PSU Grants

Under our 2013 Executive Long-Term Equity Compensation Program, RSU awards vest in four equal installments over a four-year vesting period, while PSU awards “cliff vest” on the third anniversary of the date of grant, subject to satisfying certain Company performance criteria. The performance period for the PSUs granted in 2015 was September 30, 2014 through September 30, 2017. As of September 30, 2017, the three year DBVPS growth ranked in the 58th percentile of the peer group that was determined at the time of grant. This resulted in a payout factor of 80%, and the below table describes the number of shares actually earned by the NEOs based on this performance.

	PSUs Awarded in 2015 Performance Period (September 30, 2014 – September 30, 2017)
Name	Number of Target Shares Granted	Equity Incentive Plan Awards: # of Shares Based on Performance
Albert A. Benchimol	44,634	35,707
Christopher N. DiSipio	7,016	5,613
Jan Ekberg (1)	N/A	N/A
Joseph C. Henry	11,693	9,354
John D. Nichols (2)	13,642	13,642
Peter W. Wilson	8,770	7,016

(1)	Mr. Ekberg did not receive PSU awards in 2015.

(2)	Mr. Nichols’ awards vested at target at the time of his termination in accordance with the administrative procedures established by the Committee.

OTHER COMPENSATION TOPICS

PERQUISITES AND OTHER PERSONAL BENEFITS

Because our business is global and we are headquartered in Bermuda, many of our NEOs are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to NEOs who work away from their home countries, as well as, in some cases, housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

SEVERANCE BENEFITS

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide our NEOs with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms in the industry and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant

COMPENSATION DISCUSSION AND ANALYSIS 33

competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.

As discussed in “Leadership Transition” section above, Mr. Nichols left the Company on March 31, 2017, Mr. Henry retired from the Company on December 31, 2017 and Mr. DiSipio will be leaving the Company on April 1, 2018. They are entitled to severance payments and other benefits pursuant to the terms of their respective Separation Agreements, the terms of which are summarized under “Potential Payments Upon Termination or Change in Control” in this proxy statement.

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS/ANTI-HEDGING AND PLEDGING

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. In addition, the Company’s policy on insider trading prohibits all employees and directors from engaging in hedging transactions with respect to the Company’s securities and also prohibits pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our senior executives and directors with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of AXIS securities that we expect our directors, NEOs and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. Our stock ownership guidelines require our CEO to hold AXIS securities with a value equal to a minimum of five times his annual base salary and require our NEOs to hold AXIS securities with a value equal to a minimum of three times their annual base salary. They have five years from the date of promotion or appointment to a position subject to the guidelines to meet the applicable minimum requirement. Directors are required to hold AXIS securities with a minimum value of $300,000 and have from the later of five years from (i) December 4, 2015; or (ii) the effective date of their initial election as a director to comply with the guidelines. Annually, the Committee reviews compliance of our officers and directors with these guidelines.

U.S. TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officer, although for tax years prior to 2018, performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Section 162(m) was recently amended by the U.S. Tax Cuts and Jobs Act to eliminate the exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). For AXIS, Section 162(m) has had limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and have considered the impact of this rule when developing and implementing our executive compensation program, deductibility of compensation under Section 162(m) has not been a driving factor in the operation of our executive compensation program. We do not expect the recent changes to Section 162(m) to change our executive compensation practices prospectively.

34 COMPENSATION DISCUSSION AND ANALYSIS

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing.

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

COMPENSATION DISCUSSION AND ANALYSIS 35

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Christopher V. Greetham

Maurice A. Keane

Thomas C. Ramey

36 COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation provided to: (i) each individual who served as a Chief Executive Officer of AXIS in 2017; (ii) each individual who served as a Chief Financial Officer of AXIS in 2017; (iii) the other three most highly compensated executive officers serving at the end of the year ended December 31, 2017 and (iv) one individual who would have been one of our three most highly compensated executive offices had he been serving at the end of the year ended December 31, 2017.

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Albert A. Benchimol CEO, President and Director	2017	1,100,000	5,374,920	-	570,858	7,045,778
	2016	1,100,000	4,999,957	1,950,025	488,299	8,538,281
	2015	1,100,000	4,999,901	2,327,325	497,671	8,924,896
Christopher N. DiSipio CEO, AXIS A&H	2017	500,000	773,945	347,500	50,200	1,671,645
	2016	500,000	719,952	520,750	51,731	1,792,433
	2015	500,000	683,962	618,000	51,731	1,853,693
Jan Ekberg (3) CEO, AXIS Reinsurance	2017	513,213	999,964	-	108,891	1,622,068
Joseph C. Henry CFO	2017	565,000	1,289,930	339,000	68,075	2,262,005
	2016	565,000	1,199,955	606,810	64,000	2,435,765
	2015	565,000	1,139,954	746,930	67,196	2,519,080
John D. Nichols (4) CEO, AXIS Reinsurance	2017	225,000	1,573,723	-	3,041,583	4,840,306
	2016	900,000	1,735,386	1,125,000	198,449	3,958,835
	2015	900,000	1,670,584	1,615,500	472,378	4,658,462
Peter W. Wilson CEO, AXIS Insurance	2017	800,000	967,447	-	80,200	1,847,647
	2016	800,000	899,966	929,000	86,041	2,715,007
	2015	800,000	854,979	1,051,000	82,769	2,788,748

(1)	For 2017, amounts represent the aggregate grant date fair value of the RSU and PSU awards granted on January 31, 2017, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in in Note 2(g) of our consolidated financial statements including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The PSUs vest according to DBVPS growth at the end of a three-year performance period. The grant date fair value of the PSUs that vest was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the PSU awards would be: Mr. Benchimol – $4,999,950; Mr. DiSipio – $719,984; Mr. Henry – $1,199,931; Mr. Nichols – $1,399,899; and Mr. Wilson – $899,981. Mr. Ekberg did not receive a PSU award.

(2)	Please see the All Other Compensation for 2017-Supplemental Table below for details regarding these amounts.

(3)	Mr. Ekberg was appointed interim CEO, AXIS Reinsurance on February 23, 2017. Mr. Ekberg’s base salary is CHF 510,000 converted at exchange rate of 1.0063 USD to CHF on February 23, 2017.

(4)	Effective March 31, 2017, Mr. Nichols resigned as CEO, AXIS Reinsurance. The incremental fair value in connection with the acceleration of Mr. Nichols’ equity awards pursuant to the terms of his separation agreement is included in the “Stock Awards” column.

EXECUTIVE COMPENSATION 37

ALL OTHER COMPENSATION FOR 2017 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2017 that are included in the “All Other Compensation” column.

Name	Personal Use of Aircraft ($) (1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)
Albert A. Benchimol	99,913	300,000	26,700	144,245	570,858
Christopher N. DiSipio	-	-	50,200	-	50,200
Jan Ekberg	-	-	108,891	-	108,891
Joseph C. Henry	-	-	26,700	41,375	68,075
John D. Nichols	-	75,000	10,800	2,955,783	3,041,583
Peter W. Wilson	-	-	80,200	-	80,200
Total:	99,913	375,000	303,491	3,141,403	3,919,807

(1)	This amount represents the incremental cost to the Company of the aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease cost for the aircraft, are not included. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)	The amounts for Messrs. Benchimol, Henry, and Nichols represent a Company contribution under the AXIS 401(k) Plan. The amounts for Messrs. DiSipio and Wilson represent Company contributions under the AXIS 401(k) Plan, and the U.S. Supplemental Plan. The amount for Mr. Ekberg represents a Company contribution under the Swiss pension fund using a 2017 average exchange rate of Euro to US Dollar of 1.1297.

(3)	Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($103,750) and Henry ($36,875) as these executives are no longer eligible participants due to changes in Section 457A of the Internal Revenue code; Mr. Nichols did not receive a contribution for 2017; (ii) cost of spousal airfare for Mr. Benchimol ($40,495); (iii) the cost of a physical for Mr. Henry ($4,500); and (iv) separation payments for Mr. Nichols ($2,955,783). For additional details on the separation payments to Mr. Nichols, see “Potential Payments Upon Termination or Change in Control.”

38 EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table provides information on annual incentive payments and restricted stock awards granted in 2017 to each of our NEOs.

Name	Award Type	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (6)			All Other Stock Awards: Shares of Stock or Units (#) (10)		Grant Date Fair Value of Stock and Option Awards ($) (11)
			Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	Threshold # (7)	Target # (8)	Maximum # (9)
Mr. Benchimol	PSU Award	1/31/2017	-	-	-	3,906	39,056	78,112	-		2,499,975
	RSU Award	1/31/2017	-	-	-	-	-	-	44,914		2,874,945
	Annual Incentive Award	N/A	-	1,925,000	3,850,000	-	-	-	-		-
Mr. DiSipio	PSU Award	1/31/2017	-	-	-	562	5,624	11,248	-		359,992
	RSU Award	1/31/2017	-	-	-	-	-	-	6,467		413,953
	Annual Incentive Award	N/A	-	500,000	1,000,000	-	-	-	-		-
Mr. Ekberg	RSU Award	1/31/2017	-	-	-	-	-	-	15,622		999,964
	Annual Incentive Award	N/A	-	1,000,000	2,000,000	-	-	-	-		-
Mr. Henry	PSU Award	1/31/2017	-	-	-	937	9,373	18,746	-		599,966
	RSU Award	1/31/2017	-	-	-	-	-	-	10,779		689,964
	Annual Incentive Award	N/A	-	565,000	1,130,000	-	-	-	-		-
Mr. Nichols (12)	PSU Award	1/31/2017	-	-	-	1,094	10,935	21,870	-		699,949
	RSU Award	1/31/2017	-	-	-	-	-	-	12,576		804,990
	Annual Incentive Award	N/A	-	1,125,000	2,500,000	-	-	-	-		-
	Accelerated Equity Awards	N/A	-	-	-	-	-	-	65,515	(13)	676,031	(13)
Mr. Wilson	PSU Award	1/31/2017	-	-	-	703	7,030	14,060	-		449,990
	RSU Award	1/31/2017	-	-	-	-	-	-	8,084		517,457
	Annual Incentive Award	N/A	-	1,000,000	2,000,000	-	-	-	-		-

(1)	Represents the date the RSU/PSU awards were granted under our 2007 LTEP, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis – Long-Term Equity Compensation Plans.” Grant Date is not applicable to annual incentive awards.

(2)	Represents the bonus opportunity for each of our NEOs in 2017 pursuant to the 2014 Annual Incentive Plan. Actual amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above. Because we did not achieve threshold performance under the OROACE metric, we elected to grant Mr. Ekberg and Mr. Wilson RSUs in lieu of a cash bonus with respect to their achievement of their non-financial goals. These awards will be reflected in the “Stock Awards” column of our Summary Compensation Table in next year’s Proxy Statement. See “Compensation Discussion and Analysis – Annual Incentive Awards.”

(3)	Amounts represent the minimum incentive bonus opportunity pursuant to the 2014 Annual Incentive Plan.

(4)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(5)	Amounts represent the maximum incentive bonus opportunity pursuant to the 2014 Annual Incentive Plan.

(6)	Messrs. Benchimol, DiSipio, Henry, Nichols and Wilson each received RSU and PSU awards. The PSUs vest in one installment on the third anniversary of the grant date, subject to the satisfaction of certain Company performance conditions.

(7)	Amounts represent the minimum number of PSUs awarded subject to performance vesting conditions.

(8)	Amounts represent the target number of PSUs awarded subject to performance vesting conditions.

(9)	Amounts represent the maximum number of PSUs awarded subject to performance vesting conditions.

(10)	Amounts represent the number of RSUs awarded. The RSUs vest in four equal installments on the first, second, third and fourth anniversaries of March 1, 2017, the vesting commencement date.

EXECUTIVE COMPENSATION 39

(11)	Amounts represent the grant date fair value of the equity awards granted on January 31, 2017, calculated in accordance with Topic 718 using the assumptions discussed in Note 16—“Share Based Compensation” of our consolidated financial statements including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The grant date fair value of the PSUs was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Mr. Ekberg did not receive a PSU award.

(12)	Per Mr. Nichols’ separation agreement, his 2017 annual bonus was calculated as if all targets were met, pro-rated based on the number of days Mr. Nichols was employed in 2017 divided by 365. The bonus payout of $277,397 was calculated as: ($1,125,000/365)*90). This does not reflect a new grant.

(13)	This amount reflects the incremental fair value in connection with the acceleration of outstanding RSU and PSU awards due to Mr. Nichols’ under his separation agreement and does not include new equity awards.

40 EXECUTIVE COMPENSATION

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, as amended on March 9, 2015, January 19, 2016 and January 1, 2017, Mr. Benchimol serves as our President and Chief Executive Officer for a term of service to December 31, 2018. Under the employment agreement, Mr. Benchimol is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination.

Christopher N. DiSipio	Mr. DiSipio serves as the Chief Executive Officer of AXIS Accident & Health under an employment agreement dated February 27, 2014 for a term of service to December 31, 2019 and is entitled to: (i) an annual base salary of no less than $500,000; (ii) participation in our annual incentive plan with a current annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target restricted stock unit award valued at $720,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

The employment agreement also provides for a six month notice period should Mr. DiSipio desire to voluntarily terminate his employment with the Company, a non-competition provision for a six month period from the date of his voluntary termination or termination by the Company for cause and a non-solicitation provision for a period of 12 months from the date of any termination.

Mr. DiSipio’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

Mr. DiSipio will be leaving the Company effective April 1, 2018. In connection with Mr. DiSipio’s departure, the Company and Mr. DiSipio entered into a separation agreement, the terms of which are described below under “Potential Payments Upon Termination or Change in Control”.

Jan Ekberg

Under the terms of an addendum dated February 23, 2017 to an employment agreement dated March 6, 2015 between Mr. Ekberg and AXIS Re SE (Swiss Branch), Mr. Ekberg served as our interim Chief Executive Officer, AXIS Reinsurance from February 27, 2017 through December 31, 2017 and was entitled to: (i) a base salary of CHF 510,000;

EXECUTIVE COMPENSATION 41

(ii) participation in our annual incentive plan at a bonus target of $1,000,000 should performance targets be met; (iii) participation in our long-term equity compensation plan with a target restricted stock unit award valued at $1,000,000; (iv) participation in any employment benefit plans generally made available to our executives and as required under Swiss law; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Joseph C. Henry	Under the terms of an employment agreement dated January 23, 2015, Mr. Henry served as our Chief Financial Officer for a term of service through December 31, 2017 and was entitled to: (i) an annual base salary of no less than $565,000; (ii) participation in our annual incentive plan at an annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $1,200,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Henry’s employment agreement provided for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provided for a 12-month notice period in the event Mr. Henry voluntarily terminated his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.
On May 4, 2017, the Company announced that Mr. Henry had provided notification of his intention to retire on December 31, 2017. In connection with Mr. Henry’s retirement, the Company and Mr. Henry entered into a separation agreement dated December 11, 2017, the terms of which are described below under “Potential Payments Upon Termination or Change in Control”.

Under a Consulting Agreement entered into by and between the Company and Mr. Henry on December 11, 2017, Mr. Henry will provide advisory services to the Company from January 1, 2018 until December 31, 2018, the terms of which are described below under “Potential Payments Upon Termination or Change in Control”.

John D. Nichols	Under the terms of an employment agreement dated January 23, 2015 for a term of service to December 31, 2017, Mr. Nichols served as the Chief Executive Officer of AXIS Reinsurance and was entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $1,400,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

The employment agreement also provided for a 12-month notice period in the event Mr. Nichols voluntarily terminated his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

42 EXECUTIVE COMPENSATION

Mr. Nichols’ employment agreement provided for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

On February 13, 2017, the Company announced that Mr. Nichols provided notice of his voluntary resignation effective March 31, 2017. In connection with Mr. Nichols’ notice of resignation, the Company and Mr. Nichols entered into a separation agreement dated February 27, 2017, the terms of which are described below under “Potential Payments Upon Termination or Change in Control”.

Peter W. Wilson	Under the terms of an employment agreement dated June 23, 2014, Mr. Wilson serves as our Chief Executive Officer of AXIS Insurance for a term of service to December 31, 2019 and is entitled to: (i) an annual base salary of no less than $800,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target restricted stock unit award valued at $900,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Wilson desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

EXECUTIVE COMPENSATION 43

LONG-TERM EQUITY COMPENSATION

Long-Term Equity Compensation Plans. In 2017, we provided long-term incentive compensation through equity awards under our 2007 Long-Term Equity Compensation Plan, as amended (“2007 LTEP”), and our 2017 Long-Term Equity Compensation Plan which was approved by our shareholders at our Annual General Meeting held in May 2017 (“2017 LTEP”). The plans provide for the grant of restricted stock unit awards, performance unit awards, restricted stock awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer both plans, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. A minimum of one year vesting is required for at least 95% of all shares subject to awards granted under the 2017 LTEP, other than in connection with a change of control, or as a result of a participant’s qualifying retirement, death or disability. The only forms of equity awards granted to our NEOs during 2017 under the 2007 LTEP and the 2017 LTEP were RSUs and PSUs.

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. RSU awards granted to our NEOs during 2017 vest (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the vesting commencement date, except for those RSUs awarded in lieu of bonus, which vest in three equal annual installments. PSU awards granted to our NEOs during 2017 vest in a single installment on the third anniversary of the vesting commencement date, which is March 1 of the year of grant, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs settle 100% in shares of our common stock. RSU and PSU award recipients receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting. The 2007 LTEP expired at the Company’s 2017 Annual General Meeting and was replaced with the 2017 LTEP as of that date.

2014 ANNUAL INCENTIVE PLAN

We provide annual incentive payments under our 2014 Annual Incentive Plan to provide performance-based cash annual bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our 2014 Annual Incentive Plan, see “Compensation Discussion and Analysis” – “Annual Incentive Awards” above.

RETIREMENT BENEFITS

Our NEOs participate in our AXIS 401(k) Plan and our U.S. Supplemental Plan. During 2017, Messrs. Benchimol, DiSipio, Henry and Wilson participated in the AXIS 401(k) Plan. Messrs. DiSipio and Wilson participated in our U.S. Supplemental Plan during 2017. The programs described below are generally available to all eligible employees.

In the United States, we maintain the AXIS 401(k) Plan under which participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2017, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $270,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible participants to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan, to

44 EXECUTIVE COMPENSATION

make additional deferrals from their bonus payments of up to 100% of their bonus and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.

Effective January 1, 2017, the Company established the AXIS Executive RSU Retirement Plan to reward certain long-term employees of the Company with outstanding RSUs. Prior to the adoption of this plan, outstanding RSUs were generally forfeited upon a voluntary termination of employment. In accordance with terms and conditions set forth in the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, employees who are Retirement Eligible may vest, or continue to vest, as the case may be pursuant to the terms of the plan, in certain RSUs that are outstanding and unvested as of the date of his or her termination. In general, an employee is “Retirement Eligible” if he or she is age 60 or older and has at least ten completed years of service with the Company or an employer affiliate of the Company, in each case as of the date of termination. Of our NEOs, Mr. Ekberg is the only NEO that is Retirement Eligible.

ADDITIONAL BENEFITS

Each of our NEOs are encouraged to participate in our Executive Health Examination Program which entitled each of them to have a physical examination in 2017. We pay the full cost of the physical examination plus any travel-related expenses. In 2017, Mr. Henry completed a physical examination. Amounts reimbursed to Mr. Henry are included in the 2017 “All Other Compensation” column of the “Summary Compensation Table”.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft and his employment contract provides for up to 30 hours of personal usage per calendar year.

EXECUTIVE COMPENSATION 45

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs.

Name	Stock Awards
	Grant Date	Number of Shares or Number Units of Stock that have Not Vested (#) (1)(2)	Market Value of Shares or Units of Stock that have Not Vested ($) (3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have Not Vested (#) (1)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (3)(4)
Albert A. Benchimol	5/18/2015	58,024	2,916,286	-	-
	2/2/2016	34,851	1,751,611	46,468	2,335,482
	1/31/2017	44,914	2,257,378	39,056	1,962,955
					Aggregate Market Value:
					11,223,711
Christopher N. DiSipio	2/4/2014	2,030	102,028	-	-
	2/3/2015	8,770	440,780	-	-
	2/2/2016	5,019	252,255	6,691	336,290
	1/31/2017	6,467	325,031	5,624	282,662
					Aggregate Market Value:
					1,739,046
Jan Ekberg	2/4/2014	1,692	85,040	-	-
	2/3/2015	2,632	132,284	-	-
	2/2/2016	4,879	245,219	-	-
	1/31/2017	15,622	785,162	-	-
					Aggregate Market Value:
					1,247,705
Joseph C. Henry	2/4/2014	3,384	170,080	-	-
	2/3/2015	14,616	734,600	-	-
	2/2/2016	8,364	420,375	9,665	485,763
	1/31/2017	10,779	541,753	7,499	376,900
					Aggregate Market Value:
					2,729,470
John D. Nichols	2/4/2014	-	-	-	-
	2/3/2015	-	-	-	-
	2/2/2016	-	-	-	-
	1/31/2017	-	-	-	-
					Aggregate Market Value:
					-
Peter W. Wilson	2/4/2014	4,500	226,170	-	-
	2/3/2015	10,963	551,000	-	-
	2/2/2016	6,273	315,281	8,364	420,375
	1/31/2017	8,084	406,302	7,030	353,328
					Aggregate Market Value:
					2,272,456

(1)	RSU awards vest in four annual equal installments on the first, second, third and fourth anniversaries of March 1 following the grant date.

46 EXECUTIVE COMPENSATION

(2)	PSU awards vest in a single installment on March 1 following the three-year performance period which runs from September 30 to September 30, provided certain performance conditions are satisfied. For the 2015 PSUs, the performance multiplier was 80% of target and the resulting number of units are reflected as earned, but not yet vested. Pursuant to Mr. Nichols’ separation agreement, year-to-date performance achievement for his outstanding PSU awards was proportionately applied in accordance with administrative procedures adopted by the Compensation Committee. Mr. Nichols’ outstanding RSU and PSU awards fully vested on March 31, 2017.

(3)	Market value is based on the closing price of our common stock on December 29, 2017 ($50.26).

(4)	PSUs vest according to DBVPS growth at the end of a three-year performance period. In the table above, the number and market value of shares that vest reflect actual performance for 2015 PSU awards and target performance for 2016 and 2017 PSU awards. The performance period for each respective PSU award is a three-year period from September 30 to September 30. Final performance of the 2015 PSU awards resulted in a payout of 80% of target.

EXECUTIVE COMPENSATION 47

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table sets forth information regarding the amounts received by our NEOs as a result of the vesting of RSUs and PSUs held by our NEOs during the 2017 fiscal year. None of our NEOs acquired any shares as a result of the exercise of stock options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Albert A. Benchimol	-	-	22,776	1,526,448	(1)
Christopher N. DiSipio	-	-	23,711	1,654,959	(2)
Jan Ekberg	-	-	9,767	685,221	(3)
Joseph C. Henry	-	-	36,603	2,563,935	(4)
John D. Nichols	-	-	113,417	7,730,723	(5)
Peter W. Wilson	-	-	22,934	1,593,042	(6)

(1)	Total shares vested for Mr. Benchimol consisted of:

– 11,617 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92

– 11,159 RSUs on May 18, 2017 based on the closing price of our common stock on May 18, 2017 of $62.96

(2)	Total shares vested for Mr. DiSipio consisted of:

– 3,125 RSUs on February 4, 2017 based on the closing price of our common stock on February 3, 2017 of $66.66 with an additional 3,125 RSUs settling in cash

– 6,090 PSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92 with an additional 6,090 PSUs settling in cash

– 1,015 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92 with an additional 1,015 RSUs settling in cash

– 3,251 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92

(3)	Total shares vested for Mr. Ekberg consisted of:

– 875 RSUs on February 4, 2017 based on the closing price of our common stock on February 3, 2017 of $66.66 with an additional 875 RSUs settling in cash

– 4,009 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92 with an additional 4,008 RSUs settling in cash

(4)	Total shares vested for Mr. Henry consisted of:

– 7,500 on February 4, 2017 based on the closing price of our common stock on February 3, 2017 of $66.66

– 20,301 PSUs on March 1 based on the closing price of our common stock on March 1, 2017 of $70.92

– 8,802 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92

(5)	Total shares vested for Mr. Nichols consisted of:

– 10,000 RSUs on February 4, 2017 based on the closing price of our common stock on February 3, 2017 of $66.66

– 23,685 PSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92

– 10,269 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92

– 69,463 on March 31, 2017 based on the closing price of our common stock on March 31, 2017 of $67.03 in accordance with Mr. Nichols’ separation agreement.

(6)	Total shares vested for Mr. Wilson consisted of:

– 6,310 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92 with an additional 6,310 RSUs settling in cash

– 4,064 RSUs on March 1, 2017 based on the closing price of our common stock on March 1, 2017 of $70.92;

– 3,125 on May 6, 2017 based on the closing price of our common stock on May 6, 2017 of $65.57 with an additional 3,125 RSUs settling in cash

48 EXECUTIVE COMPENSATION

PENSION BENEFITS FOR 2017

We have no pension benefits for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION FOR 2017

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Albert A. Benchimol	-	-	-	-	-
Christopher N. DiSipio	194,150	23,500	232,291	-	1,541,226
Jan Ekberg	-	-	-	-	-
Joseph C. Henry	-	-	-	-	-
John D. Nichols	-	-	-	-	-
Peter W. Wilson	-	53,500	36,022	-	234,713

(1)	These amounts include contributions and/or balances in the U.S. Supplemental Plan for Messrs. DiSipio and Wilson. Employer contributions for the 2017 plan year were made in January 2018. Messrs. Benchimol, Henry and Nichols are not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A.

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Company contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service is completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 29, 2017.

Long-Term Equity Compensation Plans. Under the terms of our 2007 LTEP and 2017 LTEP, as described above, upon the occurrence of a change of control, unless otherwise provided in an applicable agreement with the affected participant, the Committee may (i) provide for the substitution or assumption of outstanding awards, (ii) accelerate the vesting or exercisability of outstanding awards and/or (iii) make payments in consideration for the cancellation of outstanding awards. Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

Employment Agreements – Messrs. Benchimol, DiSipio and Wilson. Messrs. Benchimol, DiSipio and Wilson, collectively referred to as “Executives” for purposes of this summary are entitled to the benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the Executives’ employment without cause upon 30 days’ notice, except that we may only terminate Mr. Benchimol’s employment without cause upon 12-months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. DiSipio whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their respective employment agreement.

EXECUTIVE COMPENSATION 49

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

(i)	material breach of the terms of their employment;

(ii)	conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)	willful violation of our specific directives;

(v)	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)	willful failure to perform a substantial part of their duties; or

(vii)	breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. DiSipio, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) (a) the scope of their respective position, authority or duties is materially adversely changed, (b) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits, (c) they are required to relocate away from their current primary place of employment, (d) they are assigned duties that are materially inconsistent with their position with the Company, (e) their immediate reporting relationships are changed or, in the case of Mr. Benchimol, he is required to report to any person or entity other than the Board, (f) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (ii) with respect to Mr. DiSipio, he gives the Company written notice of his intent to terminate his employment as a result of such event within 30 days of such event occurring; and with respect to Mr. Wilson, he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring; (iii) with respect to Mr. DiSipio, the Company does not make the necessary corrections within 30 days of receipt of such written notice; and with respect to Mr. Wilson, the Company does not make the necessary corrections within 60 days of receipt of such written notice; and (iv) with respect to Messrs. DiSipio and Wilson, they terminate their employment no later than 10 days following the end of their respective notice period.

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, whose beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by the Executives pursuant to our 2007 or 2017 LTEP shall immediately vest.

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to two times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less

50 EXECUTIVE COMPENSATION

in the event they cease to be eligible for COBRA continuation coverage; and (v) all outstanding and unvested RSUs and PSUs held by them pursuant to our 2007 or 2017 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements.

In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage; and (v) all outstanding and unvested RSUs and PSUs held by them pursuant to our 2007 or 2017 LTEP shall immediately vest upon termination.

In the event that the employment agreement for Mr. Wilson is not renewed by the Company at the end of his respective term of employment and on at least as favorable terms and conditions, Mr. Wilson will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. DiSipio who is subject to a non-competition provision for a period of six months from the date of his voluntary termination or the Company’s termination of his employment for cause and a non-solicitation provision for a period of 12 months from the date of termination for any reason; and (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

Employment Agreement – Mr. Ekberg. Mr. Ekberg is subject to non-competition and non-solicitation provisions during his employment term and is also subject to ongoing confidentiality requirements. Upon a change of control, no payments are required under Mr. Ekberg’s employment agreement. Under his outstanding equity award agreements, all outstanding and unvested RSUs held by Mr. Ekberg pursuant to the 2007 or 2017 LTEP shall immediately vest upon termination in connection with a change of control.

Separation Agreements – Messrs. Nichols, Henry and DiSipio. In connection with Mr. Nichols’ resignation from the Company effective March 31, 2017, the Company and Mr. Nichols entered into a separation agreement on February 27, 2017 providing for a separation payment, subject to Mr. Nichols’ execution of a general release of claims and agreement to comply with the restrictive covenants in the agreement which include non-competition and non-solicitation (of the Company’s employees and customers) provisions for a period of 12 months following his departure date. The severance includes: (i) payment of $2,330,397 as required in the event of the Company’s termination of Mr. Nichols without cause under Mr. Nichols’ employment agreement; (ii) payment of $500,000 relating to the transition of client relationships and his functional responsibilities to Mr. Ekberg; (iii) the accelerated vesting of his outstanding equity awards which had a fair market value of $4,656,105 as of March 31, 2017 and which otherwise would have continued to vest under his employment agreement; and (iv) a three month housing allowance of $75,000 as Mr. Nichols was under assignment in Zurich.

In connection with Mr. Henry’s retirement from the Company on December 31, 2017, the Company and Mr. Henry entered into a separation agreement on December 11, 2017 providing for a separation payment, subject to Mr. Henry’s execution of a general release of claims and agreement to comply with the restrictive covenants in the agreement which include non-competition and non-solicitation (of the Company’s employees and customers) provisions for a period of 12 months following his departure date. Mr. Henry received: (i) payment of $1,151,000, as required in the event of the Company’s non-renewal of Mr. Henry’s employment agreement; and (ii) the accelerated vesting of his outstanding equity awards which otherwise would have continued to vest under his employment agreement which had a fair market value of $2,675,657 on January 2, 2018.

Additionally, the Company entered into a Consulting Agreement with Mr. Henry effective January 1, 2018 through December 31, 2018 for a fee of $1,200,000 under which Mr. Henry will serve as a senior advisor to our Chief Executive Officer and provide guidance and support to our Chief Financial Officer, as needed.

EXECUTIVE COMPENSATION 51

In connection with Mr. DiSipio leaving the Company on April 1, 2018, the Company and Mr. DiSipio entered into a separation agreement on March 14, 2018 providing for a separation payment subject to Mr. DiSipio’s execution of a general release of claims and agreement to comply with the restrictive covenants in the agreement. The restrictive covenants include a non-competition restriction for a period of six months following his departure date and a restriction from soliciting the Company’s employees for a period of one year following his departure date. The severance includes: (i) payment of $1,116,000 and the continued vesting of Mr. DiSipio’s outstanding equity awards as of his departure date as required in the event of the Company’s termination of Mr. DiSipio without cause under his employment agreement; and (ii) payment in the amount of $666,000 representing the cash value of Mr. DiSipio’s equity award for the 2017 performance year.

With the exception of Mr. Nichols who was no longer employed by the Company on December 29, 2017 and Mr. Henry who entered into a separation agreement with the Company on December 11, 2017, the following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 29, 2017. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	6,579,650	8,906,975
Value of Equity Awards ($) (2)	11,223,711	11,223,711	11,223,711
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	27,320	27,320
Total ($)	14,248,711	20,030,681	22,358,006
Christopher N. DiSipio (4)
Base Pay ($)	-	500,000	500,000
Separation Bonus ($)	500,000	1,000,000	1,500,000
Value of Equity Awards ($) (2)	1,739,046	1,739,046	1,739,046
Benefits and Perquisites: Medical ($) (3)	-	18,131	18,131
Total ($)	2,239,046	3,257,177	3,757,177
Jan Ekberg
Base Pay ($)	-	-	-
Separation Bonus ($)	-	-	-
Value of Equity Awards ($) (2)	1,247,705	-	1,247,705
Benefits and Perquisites: Medical, Dental, Vision ($)	-	-	-
Total ($)	1,247,705	-	1,247,705
Peter W. Wilson
Base Pay ($)	-	800,000	800,000
Separation Bonus ($)	1,000,000	2,000,000	3,000,000
Value of Equity Awards ($) (2)	2,272,456	2,272,456	2,272,456
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	18,131	18,131
Total ($)	3,272,456	5,090,587	6,090,587

(1)

Under the 2017 LTEP and each of our NEO’s employment agreements, a change of control generally occurs upon: (i) a person or group becoming the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, other than in connection with certain affiliated party transactions; (ii) our incumbent Board members, including those members approved by a majority vote of prior incumbent directors, ceasing to constitute a majority of the Board; (iii) a merger, reorganization or similar transaction involving us, other than certain transactions where (a) more than 50% of the combined voting power of the surviving entity continues to be owned by the same owners and in substantially the same proportions as prior to the transaction, (b) no person beneficially owns 50% of our combined voting power, and (c) at least a majority of the members of the board of directors of the surviving entity successor entity were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or

52 EXECUTIVE COMPENSATION

other transaction occurs; or (iv) a complete liquidation or dissolution of our company, or the sale or other disposition of all or substantially all of our assets (or, in the case of our NEO employment agreements, the approval by our shareholders of such a transaction).

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by each NEO for good reason. In the case of each NEO’s termination without cause by the Company or for good reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. Aggregate value of unvested equity awards calculated at a price of $50.26, the closing price of our common stock on December 29, 2017.

(3)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year and is based on 2017 rates.

(4)	Amounts represent payments due to Mr. DiSipio under his employment agreement dated February 27, 2014. On March 14, 2018, the Company and Mr. DiSipio entered into a separation agreement. See above for a summary of the payments due to Mr. DiSipio under his separation agreement.

EXECUTIVE COMPENSATION 53

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees (except Albert A. Benchimol, our Chief Executive Officer and President (“CEO”)), to the annual total compensation of Mr. Benchimol, calculated in a manner consistent with Item 402(u). For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $148,262.

•	The annual total compensation of our CEO was $7,045,778.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 48:1.

We determined that, as of October 1, 2017, our employee population consisted of approximately 1,300 individuals. As permitted by Item 402(u), such employee population and our calculation of the pay ratio disclosed above omits approximately 300 individuals who became our employees as the result of our acquisition of Novae Group plc on October 2, 2017.

To identify our “median employee” from this employee population, we obtained from our internal compensation system, annualized base salary amounts for 2017 to each employee in the employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the foreign exchange rates as of December 31, 2017. We annualized the base salary amounts for any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting base salaries for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

54 EXECUTIVE COMPENSATION

2017 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2017.

Name	Fees Earned or Paid in Cash ($) (1)		All Other Compensation ($)		Total ($)
Michael A. Butt	402,000	(2)	500,000	(3)	902,000
Charles A. Davis	220,000		-		220,000
Robert L. Friedman	210,000		-		210,000
Christopher V. Greetham	302,000	(2)	-		302,000
Maurice A. Keane	232,500	(2)	-		232,500
Cheryl-Ann Lister	225,000		-		225,000
Thomas C. Ramey	255,000		-		255,000
Henry B. Smith	314,500	(2)	-		314,500
Wilhelm Zeller	220,000		-		220,000

(1)	Under the terms of the 2017 Directors Annual Compensation Program, the directors may elect to receive all or half of their 2017 annual board and committee service in AXIS common shares in lieu of cash, pursuant to individual elections. All common share amounts were derived using the closing share fair market value of our common stock on the tenth trading day in January 2017 ($64.59), pursuant to our 2017 Directors Annual Compensation Program. Messrs. Friedman and Zeller elected to receive 100% of their 2017 annual board and committee service retainers paid in AXIS common shares and received 3,251 and 3,406 AXIS common shares, respectively. Ms. Lister received 387 AXIS common shares based upon her election to receive 100% of her 2017 annual committee service retainers delivered in AXIS common shares. Mr. Keane elected to receive 50% of his 2017 annual board service retainer in AXIS common shares resulting in the issuance of 1,548 AXIS common shares. Mr. Smith received 2,032 AXIS common shares based upon his election to receive 50% of his 2017 annual board and committee service retainers and $15,000 related to fee for service as Lead Independent Director to be delivered in AXIS common shares.

(2)	Each of the cash payments to Messrs. Butt, Greetham, Keane and Smith include $52,000 for their service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE during 2017.

(3)	Mr. Butt received $500,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended. The consulting agreement was most recently amended on December 7, 2017 to extend the term of the agreement to the 2019 Annual General Meeting for the same annual fee of $500,000.

2017 DIRECTORS ANNUAL COMPENSATION PROGRAM

Compensation for our directors generally consists of cash compensation in the form of annual retainers for Board and Committee service. Our director compensation is reviewed annually by our independent compensation consultant against our peer group. Directors may elect to receive common shares of the Company in lieu of all or 50% of the annual retainers by notifying the Company of their election prior to January 1 of the year for which the election will be effective. The number of common shares issued to participants is based on the closing fair market value of the Company’s shares on the tenth trading day in January.

Directors who also are employees do not receive compensation for their service as directors. Non-management directors who become directors after January 1 are entitled to a pro-rated portion of the annual director compensation based on months of service in that year.

2017 DIRECTOR COMPENSATION 55

Pursuant to the 2017 Directors Annual Compensation Program, our non-management directors received an annual retainer of $200,000 for service on the Board. Our non-management Chairman of the Board received an additional retainer of $150,000. Our Lead Independent Director received an additional retainer of $15,000. Directors received the following annual retainers for committee service during 2017:

Committee Member	Annual Retainer
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$10,000

Committee chairpersons received the following additional annual retainers:

Committee Chair	Annual Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$20,000

In addition to compensation received for service on our Board, directors who serve on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.

Director Compensation for 2018. In September 2017, our Board, based upon the recommendations of our Compensation Committee, approved the 2018 Directors Annual Compensation Program with no changes from the 2017 program.

56 2017 DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by security holders	1,584,444	-	3,274,004
Equity compensation plans not approved by security holders	-	-	-
Total	1,584,444	-	3,274,004

(1)	Includes 1,354,512 restricted stock units and 229,932 performance share units granted under our 2007 and 2017 LTEP (unearned PSUs are reflected at target while 2015 PSUs are reflected at their final multiplier of 80%). This balance does not include 987,733 cash-settled restricted stock units or 41,836 cash-settled performance units.

(2)	There were no outstanding options at December 31, 2017.

(3)	Includes common shares available for issuance under our 2017 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock unit awards and other equity-based or equity-related awards.

EQUITY COMPENSATION PLAN INFORMATION 57

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2017 and had discussions with management regarding the audited financial statements;

•	has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees”;

•	has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Christopher V. Greetham

Maurice A. Keane

Henry B. Smith

58 AUDIT COMMITTEE REPORT

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS 59

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2017 and 2016 are set forth below.

	Fiscal Year 2017 ($)	Fiscal Year 2016 ($)
Audit Fees (1)	6,580,443	4,668,369
Audit-Related Fees (2)	79,220	52,194
Tax Fees (3)	45,053	125,906
All Other Fees (4)	39,712	-
Total	6,744,428	4,846,469

(1)	Audit Fees for the years ended December 31, 2017 and 2016 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission and the provision of comfort letters in relation to our debt offering in 2017 and preferred share offering in 2016.

(2)	Audit-Related Fees for the years ended December 31, 2017 and 2016, related to the audit of employees’ pension plans.

(3)	Tax fees for the years ended December 31, 2017 and 2016, included $45,053 and $115,906 for tax consulting services and $0 and 10,000 for tax compliance services, respectively.

(4)	All other fees for the year ended December 31, 2017 related to regulatory preparation services.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte Ltd.’s independence and concluded that it was.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2017 and 2016, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

60 PRINCIPAL ACCOUNTING FEES AND SERVICES

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2019 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 27, 2018 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2019 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2019 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 10, 2019 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2019 Annual General Meeting, then the proxies designated by our Board for the 2019 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING 61

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2018 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

62 OTHER MATTERS

YOUR VOTE IS IMPORTANT 24 HOURS A DAY, 7 DAYS A WEEK	VOTE BY INTERNET/TELEPHONE

INTERNET		TELEPHONE		MAIL
www.proxyvoting.com/axs		(800) 454-8683

•   Go to the website address listed above to submit your voting instructions up until 11:59 PM Eastern Time on May 1, 2018.

•   Have your proxy card ready.

•   Follow the simple instructions that appear on your computer screen.

	OR	• Use any touch tone telephone to submit your voting instructions up until 11:59 PM Eastern Time on May 1, 2018. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the enclosed envelope.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

The undersigned hereby appoints Michael A. Butt and Conrad D. Brooks, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 8, 2018 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 2, 2018 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

(Continued, and to be marked, signed and dated, on the other side)

To include any comments, please print your comments below:	Computershare P.O. Box 505000 Louisville, KY 40233-5000

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 2, 2018:

The Proxy Statement, the 2017 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings

Limited for 2017 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS
1.	To elect the following four nominees as Class I directors of AXIS Capital Holdings Limited: (01) Michael A. Butt (02) Charles A. Davis	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation paid to our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2018 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE:                         , 2018

AUTHORIZED SIGNATURE(S) – This section must be completed by your vote to be counted.

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.